Exhibit 16

March 20, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Sensient Technologies Corporation Form 8-K/A (Amendment No. 1) dated March 15, 2006 (February 17, 2006), and we have the following comments:

1.	We agree with the statements made in the first and second paragraphs and the last sentence of the third paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first two sentences of the third paragraph.

Yours truly,

/s/    Deloitte & Touche LLP